Exhibit 99.1

News Release

Investor Contact

Stacy Roughan

Director, Investor Relations

DineEquity, Inc.

818-637-3632

Media Contact

Lucy Neugart

Sard Verbinnen

415-618-8750

DineEquity, Inc. Announces Third Quarter 2009 Financial Results

Financial Performance Remains Strong; Positioning Applebee’s and IHOP for
Market Share Expansion with Economic Recovery

GLENDALE, Calif., October 27, 2009 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced financial results for the third quarter ended September 30, 2009.  DineEquity’s financial performance for the third quarter and first nine months of 2009 included the following highlights:

•                  Diluted net income per share available to common shareholders (EPS) for the third quarter 2009 increased by $1.44 to $0.46 compared to a net loss of $0.98 in the same quarter last year.  Year-to-date, diluted EPS increased by $5.25 to $3.34 compared to a net loss of $1.91 in the same period last year.  These increases were primarily due to lower impairment charges, gains on debt retirement, reductions in General & Administrative (G&A) spending, better operating margins at company-operated Applebee’s restaurants and lower interest expense.  These improvements were partially offset by lower same-store sales and the impact of the sale of 110 company-operated Applebee’s restaurants over the past year.  Excluding impairment charges and gains on debt retirement and asset disposals, diluted EPS for the third quarter 2009 increased by $0.63 to $0.55 compared to a net loss of $0.08 in the same quarter last year, and increased year-to-date by $1.58 to $2.02 compared to $0.44 in the same period last year.

•                  For the quarter, IHOP’s domestic system-wide same-store sales decreased 1.1% and Applebee’s domestic system-wide same-store sales decreased 6.5% compared to the same quarter last year.  Year-to-date, domestic system-wide same-store sales increased 0.2% for IHOP and decreased 4.5% for Applebee’s compared to the same period last year.

•                  DineEquity’s predominantly franchised Applebee’s and IHOP restaurant systems generated consolidated franchise operations revenue increases of 3.2% for the quarter and 5.3% year-to-date compared to the same periods last year primarily due to increases in the number of effective Applebee’s and IHOP franchise restaurants.  Consolidated franchise

DineEquity, Inc.
450 North Brand Blvd., 7th floor
Glendale, California 91203-4415
866.995.DINE

operations segment profitability increased 2.6% for the quarter and 3.5% year-to-date, compared to the same periods last year.

•                  Restaurant operating margins at Applebee’s company-operated restaurants improved 220 basis points to 13.6% for the quarter and improved 270 basis points to 14.7% year-to-date compared to the same periods last year.  These improvements primarily reflected better management of food and labor costs as Applebee’s continues to enhance the profit performance of its company-operated restaurants despite lower sales levels.

•                  Consolidated G&A expenses decreased 14.1% for the quarter and 15.6% year-to-date compared to the same periods last year.  These improvements are primarily due to lower overhead expense as a result of the sale of 110 company-operated Applebee’s restaurants over the past year, the integration of Applebee’s and IHOP shared services functions, other cost savings initiatives executed in 2009, lower stock based compensation expense and the elimination of non-recurring transition costs recognized last year.

•                  Cash flows from operating activities for the first nine months of 2009 were $102.9 million compared to $61.3 million in the same period last year.  The increase of $41.7 million is the result of higher net income excluding gains and charges, as well as lower working capital requirements.

•                  Consolidated capital expenditures were $9.5 million for the first nine months of 2009.

•                  Free cash flow was $90.6 million for the first nine months of 2009 (see “References to Non-GAAP Financial Measures” below).

•                  Funded debt was reduced by $142.3 million for the first nine months of 2009 primarily due to the use of free cash flow for opportunistic debt retirement, normal amortization and the sale of seven company-operated Applebee’s restaurants in 2009.

“Our third quarter and year-to-date financial results were solid and demonstrated that our business fundamentals remain strong as we navigate the current economic environment.  The profitability of our core franchising business improved primarily due to the continued development of IHOP restaurants by franchisees.  We delivered significant margin improvement at Applebee’s company-operated restaurants, despite the challenging same-store sales environment.  We benefited from lower levels of G&A due to aggressive spending control.  These efforts, among others, generated significant consolidated free cash flow, a key measure of our financial strength.  Our strong financial results reflected the disciplined execution of our strategies as we optimized the performance of our business and maintained our financial flexibility for the future,” said Julia A. Stewart, DineEquity’s chairman and chief executive officer.

“We are making meaningful progress in energizing the Applebee’s brand, with numerous marketing, menu and operational improvements achieved since we completed the acquisition nearly two years ago.  We are confident that these efforts, along with additional improvements, will result in market share expansion as the economy begins to grow again.  With both Applebee’s and IHOP, we are not simply focused on surviving the current economy, but are positioning both brands for sustained leadership over the long term; we are confident we have the right strategies in place to achieve this in the years ahead,” Stewart commented.

Same-Store Sales Performance

IHOP’s domestic system-wide same-store sales decreased 1.1% for the third quarter 2009 compared to the same quarter last year, reflecting a higher average guest check and a decline in guest traffic.  Year-to-date, IHOP’s domestic system-wide same-store sales increased 0.2%.  IHOP’s marketing efforts during the quarter included limited-time offers Hawaiian Pancakes and IHOP’s Gone Totally NFL, expanded marketing activities around the dinner daypart including IHOP’s Kids Eat Free program, and a system-wide menu update.  For the balance of the year, IHOP expects to benefit from the introduction of its Holiday Hotcakes limited-time offer, increased consumer awareness generated from the third-party distribution of IHOP gift cards at well known retailers nationwide, and continued local restaurant marketing efforts targeted at the dinner daypart, among other activities.

Applebee’s domestic system-wide same-store sales decreased 6.5% for the third quarter 2009 compared to the same quarter last year, and decreased 4.5% for the first nine months of 2009 compared to the same period last year.  Same-store sales for Applebee’s domestic franchise restaurants decreased 6.2% for the quarter compared to the same quarter last year, and decreased 4.4% year-to-date compared to the same period last year.  Same-store sales for Applebee’s company-operated restaurants decreased 7.6% for the quarter compared to the same quarter last year, and decreased 5.1% year-to-date compared to the same period last year.  The performance of company-operated Applebee’s for the quarter reflected a higher average guest check due primarily to cumulative pricing increases of 2.4% and a decline in guest traffic.  Applebee’s marketing efforts during the quarter focused on its Two for $20 value offering, which was updated with the addition of new rib options.  For the balance of 2009, Applebee’s expects to benefit from the continuation of its Two for $20 value offering, two system-wide menu updates expected in the fourth quarter 2009, enhanced marketing strategies including a partnership with ESPN around football advertising, and Applebee’s Veteran’s Day event, among other activities.

Stewart commented, “We continue to face a very difficult economic environment that is affecting customer behavior and putting pressure on same-store sales not only for our Company, but across the restaurant industry at large.  While we were disappointed with our same-store sales performance for the quarter, Applebee’s and IHOP remain focused on delivering value in ways that protect and build our brands for the long term.  We remain confident in meeting our full year domestic system-wide same-store sales expectations for Applebee’s and IHOP as both brands possess a strong line up of marketing, menu and operational activities that will continue to differentiate our brands and optimize our competitive position for the balance of 2009 and beyond.”

Company Operations Improvements

For the third quarter 2009, sales at company-operated Applebee’s restaurants decreased 22.7% to $202.5 million compared to the same quarter last year, primarily due to a 17.0% decrease in the number of effective restaurants as a result of the sale of 110 company-operated restaurants over the past year.  Restaurant operating margin improved 220 basis points to 13.6% for the quarter compared to an 11.4% operating margin in the same quarter last year.  Applebee’s improved operating margin performance for the quarter was due primarily to the impact of menu price increases, improvements in hourly labor from better wage rate management and improved productivity, as well as a reduction in management incentive expense mainly due to nonrecurring retention costs in 2008.

Year-to-date, sales at company-operated Applebee’s restaurants decreased 23.9% to $656.5 million compared to the same period last year, primarily due to a 19.8% decrease in the number of effective restaurants as a result of the sale of 110 company-operated restaurants over the past year.  Restaurant operating margin improved 270 basis points to 14.7% year-to-date compared to a 12.0% operating margin in the same period last year.  Applebee’s improved operating margin performance for the first nine months of 2009 was primarily due to the impact of menu price increases, a reduction in management incentive expense, improvements in hourly labor from better wage rate management and improved productivity, which were partially offset by slightly higher commodity costs.

Company Restaurant Franchising Update

DineEquity remains committed to its strategic objective of transitioning Applebee’s into a more highly franchised restaurant system over time, and continues to market substantially all of its company-operated Applebee’s restaurants.  This effort could result in single market or multiple market transactions.  The timing of transactions could be highly variable due to the availability of financing to prospective buyers, acceptable deal valuations and other terms, as well as the operating plan and infrastructure of the prospective buyers, among other factors.

In the meantime, DineEquity believes it will continue to generate sufficient cash flows from operating activities to meet obligations under its debt covenants, so that the Company will not be compelled to sell Applebee’s company-operated restaurants on terms deemed undesirable.  The Company expects to continue to meet its debt covenant obligations for at least the next 12 months without the further sale of company-operated restaurants, assuming that there is not a material adverse deterioration in the Company’s current operating fundamentals.

Debt Management

Funded debt was reduced by $4.7 million for the third quarter 2009 due to after-tax proceeds generated from the sale of two company-operated Applebee’s restaurants and scheduled payments on the Company’s subordinated notes.  DineEquity did not pursue opportunistic debt retirement efforts during the third quarter 2009 primarily due to restrictions associated with the timing and status of the generation and reporting of the Company’s financial results and negotiations related to the sale of company-operated Applebee’s, among other factors.  Funded debt was reduced by $142.3 million for the first nine months of 2009.  The decrease was primarily due to the use of free cash flow for opportunistic debt retirement, after-tax proceeds related to the sale of seven company-operated Applebee’s restaurants, and scheduled payments on the Company’s subordinated notes.  DineEquity remains dedicated to using a substantial portion of its free cash flow for opportunistic debt retirement for the foreseeable future.

As of the end of the third quarter 2009, DineEquity remained comfortably in compliance with the debt covenants set forth in the Company’s securitized debt agreements.  The Company’s consolidated leverage ratio was 5.97x compared to a required maximum threshold of 7.5x.  On November 29, 2009, DineEquity’s consolidated leverage ratio maximum threshold declines to 7.0x, with no further future reductions required under its securitized debt agreements.  Debt service coverage ratios were 3.47x for IHOP’s securitization on a three-month unadjusted basis and 2.98x for the Applebee’s securitization on a three-month adjusted basis, both compared to a minimum required threshold of 1.85x.

DineEquity has provided supplemental information to this news release regarding its compliance with its debt covenants, which may be accessed by visiting the Calls & Presentations section of DineEquity’s Investor Relations Web site at http://investors.dineequity.com and referring to supporting materials for the Company’s third quarter 2009 webcast.

2009 Financial Guidance

DineEquity provided a guidance update on key financial performance metrics for 2009, which include:

•                  Revised consolidated cash flows from operating activities expectations to range between $130 and $140 million, compared to its previous expectations of $115 and $125 million.  This improved outlook is primarily due to lower than expected tax payments and lower working capital requirements for 2009.  The Company expects to receive approximately $15 million in additional cash from the structural run-off of the IHOP business unit’s long-term notes receivable.

•                  Revised consolidated capital expenditures expectations to be at the lower end of the Company’s previously expected range of between $13 and $16 million.

•                  Revised consolidated G&A expenses expectations to range between $160 million and $165 million, compared to its previous expectations of $165 to $175 million.  This improved outlook is primarily due to a continued focus on disciplined spending control.

•                  Revised Applebee’s domestic system-wide same-store sales performance expectations to perform at the lower end of the Company’s previously expected range of between negative 2% to negative 5% for the full year 2009.

•                  Reiterated full year 2009 operating margin performance for Applebee’s company-operated restaurants to range between 13.5% and 14.5%.

•                  Reiterated IHOP’s domestic system-wide same-store sales performance expectations to range between positive 1% and negative 1% for the full year 2009.

Investor Conference Call Today

The Company will host an investor conference call today to discuss its third quarter 2009 financial results at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).  To participate on the call, please dial (888) 713-4215 and reference pass code 39231617.  A live webcast of the call will be available on DineEquity’s Web site at www.dineequity.com, and may be accessed by visiting Calls & Presentations under the site’s Investor Information section.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  A telephonic replay of the call may be accessed through November 3, 2009 by dialing 888-286-8010 and referencing pass code 50657706.  An online archive of the webcast also will be available on Investor Information section of DineEquity’s Web site.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than

3,400 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc. (“Applebee’s”).  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of DineEquity, Inc.’s (the “Company”) strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with the Company’s indebtedness; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; potential litigation and associated costs; continuing acceptance of the International House of Pancakes (“IHOP”) and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

Non-GAAP Financial Measures

This news release includes references to the Company’s “net income (loss) available to common stockholders, excluding impairment and closure charges, gain on extinguishment of debt and gain on disposition of assets” and the non-GAAP financial measures “EBITDA” and “free cash flow.”  The former is computed for a given period by deducting from net income (loss) available to common stockholders for such period the effect of any impairment and closure charges and any gain related to debt extinguishment and disposition of assets incurred in such period.  This is presented on an aggregate basis and a per share (diluted) basis.  For the latter, the Company defines “EBITDA” for a given period as income before income taxes (including gain on extinguishment of debt) less interest expense, depreciation and amortization, impairment and closure charges, stock-based compensation, gain on sale of assets and non-cash amounts related to a captive insurance subsidiary, “EBITDAR” for a given period as EBITDA plus annualized operating lease expense (Rent), and “free cash flow” for a given period as cash provided by operating activities, plus receipts from notes and equipment contracts receivable (“long-term notes receivable”), less dividends and capital expenditures.  Management utilizes EBITDA for debt covenant purposes and free cash flow to determine the amount of cash remaining for general corporate and strategic purposes after the receipts from long-term notes receivable, and the funding of operating activities, capital expenditures and preferred dividends.  Management believes this information is helpful to investors to determine the Company’s adherence to debt covenants and the Company’s cash available for these purposes.  EBITDA and free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

[Financial Tables to Follow]

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues
Franchise revenues	$90,198	$87,429	$278,922	$264,784
Company restaurant sales	206,357	265,919	668,149	874,337
Rental revenues	32,929	32,962	99,182	98,495
Financing revenues	4,067	4,871	12,504	20,487
Total revenues	333,551	391,181	1,058,757	1,258,103
Costs and Expenses
Franchise expenses	25,377	24,255	77,411	70,016
Company restaurant expenses	179,306	236,389	573,343	772,706
Rental expenses	24,264	24,488	73,081	73,758
Financing expenses	14	326	360	6,213
General and administrative expenses	35,897	41,788	117,015	138,622
Interest expense	45,231	50,490	139,611	152,698
Impairment and closure charges	4,471	28,466	6,472	69,898
Amortization of intangible assets	3,019	3,077	9,056	9,056
Gain on extinguishment of debt	—	(2,434)	(38,803)	(2,434)
Gain on disposition of assets	(2,111)	(274)	(7,253)	(432)
Other expense (income), net	888	(429)	1,017	(2,153)
Total costs and expenses	316,356	406,142	951,310	1,287,948
Income (loss) before income taxes	17,195	(14,961)	107,447	(29,845)
(Provision) benefit for income taxes	(3,690)	3,157	(31,987)	12,510
Net income (loss)	$13,505	$(11,804)	$75,460	$(17,335)
Net income (loss)	$13,505	$(11,804)	$75,460	$(17,335)
Less: Series A preferred stock dividends	(4,750)	(4,750)	(14,250)	(14,250)
Less: Accretion of Series B preferred stock	(577)	(544)	(1,706)	(1,600)
Less: Net (income) loss allocated to unvested participating restricted stock	(301)	687	(2,211)	1,191
Net income (loss) available to common stockholders	$7,877	$(16,411)	$57,293	$(31,994)
Net income (loss) available to common stockholders per share
Basic	$0.46	$(0.98)	$3.39	$(1.91)
Diluted	$0.46	$(0.98)	$3.34	$(1.91)
Weighted average shares outstanding
Basic	16,942	16,786	16,904	16,752
Diluted	16,942	16,786	17,717	16,752
Dividends declared per common share	$—	$0.25	$—	$0.75
Dividends paid per common share	$—	$0.25	$—	$0.75

DINEEQUITY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$105,075	$114,443
Restricted cash	75,382	83,355
Short-term investments, at market value	280	276
Receivables, net	77,282	117,930
Inventories	12,086	10,959
Prepaid income taxes	—	15,734
Prepaid expenses	15,853	17,067
Deferred income taxes	24,526	27,504
Assets held for sale	7,314	11,861
Total current assets	317,798	399,129
Non-current restricted cash	50,683	53,395
Restricted assets related to captive insurance subsidiary	4,601	5,573
Long-term receivables	263,747	277,106
Property and equipment, net	784,911	824,482
Goodwill	697,470	697,470
Other intangible assets, net	946,503	956,036
Other assets, net	136,529	148,026

Total assets	$3,202,242	$3,361,217

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$22,650	$15,000
Accounts payable	38,336	48,983
Accrued employee compensation and benefits	29,436	44,299
Deferred revenue	44,779	95,532
Accrued financing costs	—	20,071
Other accrued expenses	61,099	55,249
Accrued interest payable	3,393	3,580
Total current liabilities	199,693	282,714
Long-term debt, less current maturities	1,711,273	1,853,367
Financing obligations, less current maturities	312,592	318,651
Capital lease obligations, less current maturities	155,471	161,310
Deferred income taxes	402,385	395,448
Other liabilities	118,480	119,910
Total liabilities	2,899,894	3,131,400
Preferred stock, Series A	187,050	187,050
Total stockholders’ equity	115,298	42,767

Total liabilities and stockholders’ equity	$3,202,242	$3,361,217

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities
Net income (loss)	$75,460	$(17,335)
Adjustments to reconcile net income (loss) to cash flows provided by operating activities
Depreciation and amortization	48,406	53,532
Non-cash interest expense	29,338	28,947
Gain on extinguishment of debt	(38,803)	(2,434)
Impairment and closure charges	6,472	69,898
Deferred income taxes	5,723	(48,585)
Stock-based compensation expense	7,367	10,237
Tax benefit from stock-based compensation	472	1,463
Excess tax benefit from stock options exercised	(48)	(315)
Gain on disposition of assets	(7,253)	(432)
Other	(5,628)	97
Changes in operating assets and liabilities
Receivables	39,704	35,858
Inventories	(1,323)	149
Prepaid expenses	5,950	9,552
Accounts payable	(9,194)	(36,768)
Accrued employee compensation and benefits	(14,863)	(4,748)
Deferred revenues	(50,753)	(37,202)
Other accrued expenses	11,901	(638)
Cash flows provided by operating activities	102,928	61,276
Cash flows from investing activities
Additions to property and equipment	(9,513)	(26,951)
Reductions (additions) to long-term receivables	1,937	(555)
Payment of accrued acquisition costs	—	(10,247)
Collateral released by captive insurance subsidiary	1,011	4,042
Proceeds from sale of property and equipment and assets held for sale	16,132	40,158
Principal receipts from notes and equipment contracts receivable	11,419	12,359
Other	(89)	(380)
Cash flows provided by investing activities	20,897	18,426
Cash flows from financing activities
Proceeds from issuance of long-term debt	10,000	35,000
Proceeds from financing obligations	—	369,991
Repayment of long-term debt	(108,463)	(381,236)
Principal payments on capital lease and financing obligations	(10,722)	(6,528)
Dividends paid	(14,250)	(24,243)
Payment of preferred stock issuance costs	—	(1,500)
Repurchase of restricted stock	(426)	(458)
Reissuance of treasury stock	—	1,135
Proceeds from stock options exercised	324	989
Excess tax benefit from stock options exercised	48	315
Payment of accrued debt issuance costs	(20,257)	(48,403)
Payment of early debt extinguishment costs	(123)	—
Restricted cash related to securitization	10,676	48,542
Cash flows used in financing activities	(133,193)	(6,396)
Net change in cash and cash equivalents	(9,368)	73,306
Cash and cash equivalents at beginning of year	114,443	26,838
Cash and cash equivalents at end of period	$105,075	$100,144

DINEEQUITY, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of (i) net income (loss) available to common stockholders to (ii) net income (loss) available to common stockholders excluding impairment and closure charges, gain on extinguishment of debt and gain on disposition of assets, and related per share data:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net income (loss) available to common stockholders, as reported	$7,877	$(16,411)	$57,293	$(31,994)
Impairment and closure charges	4,471	28,466	6,472	69,898
Gain on extinguishment of debt	—	(2,434)	(38,803)	(2,434)
Gain on disposition of assets	(2,111)	(274)	(7,253)	(432)
Income tax (provision) benefit	(923)	(10,083)	15,473	(26,241)
Net (income) loss allocated to unvested participating restricted stock	(53)	(630)	896	(1,463)
Net income (loss) available to common stockholders, as adjusted	$9,261	$(1,366)	$34,078	$7,334

Diluted net income available to common stockholders per share:
Net income (loss) available to common stockholders per share, as reported	$0.46	$(0.98)	$3.34	$(1.91)
Dilutive effect per share	—	0.01	0.06	0.02
Impairment and closure charges per share	0.26	1.70	0.38	4.17
Gain on extinguishment of debt per share	—	(0.15)	(2.30)	(0.15)
Gain on disposition of assets per share	(0.12)	(0.02)	(0.43)	(0.03)
Income tax (provision) benefit per share	(0.05)	(0.60)	0.92	(1.57)
Net (income) loss allocated to unvested participating restricted stock per share	—	(0.04)	0.05	(0.09)
Diluted net income (loss) available to common stockholders per share, as adjusted	$0.55	$(0.08)	$2.02	$0.44

Reconciliation of (i) income before income taxes to (ii) EBITDA and to (ii) EBITDAR:

Trailing Twelve Months Ended September 30, 2009

Income before income taxes (including gain on extinguishment of debt)	$(50,862)
Interest expense	211,172
Depreciation and amortization	67,963
Impairment and closure charges	177,204
Stock-based compensation	9,226
Gain on sale of assets	(6,217)
Non-cash amounts related to captive insurance subsidiary	224
EBITDA	408,710
Annualized operating lease expense	97,121
EBITDAR	$505,831

Reconciliation of the Company’s cash provided by operating activities to free cash flow:

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities	$102,928	$61,276
Receipts from long-term notes receivable	11,419	12,359
Dividends paid	(14,250)	(24,243)
Capital expenditures	(9,513)	(26,951)
Free cash flow	$90,584	$22,441

DINEEQUITY, INC. AND SUBSIDIARIES

RESTAURANT DATA

The following table sets forth, for the three-month and nine-month periods ended September 30 of the current year and prior year, information regarding the percentage change in sales at effective restaurants in the IHOP and Applebee’s systems compared to the same periods in the prior year. “Effective restaurants” are the number of restaurants in a given period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP and Applebee’s system, which includes restaurants owned by the Company, as well as those owned by franchisees and area licensees. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, as well as rental payments under leases that are usually based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)
Applebee’s Restaurant Data
Effective restaurants(a)
Franchise	1,598	1,513	1,592	1,487
Company	399	481	402	501
Total	1,997	1,994	1,994	1,988
System-wide(b)
Sales percentage change(c)	(6.3)%	(1.5)%	(4.2)%	0.6%
Domestic same-store sales percentage change(d)	(6.5)%	(3.1)%	(4.5)%	(1.4)%
Franchise(b)(e)
Sales percentage change(c)(g)	(1.0)%	1.2%	2.3%	1.6%
Same-store sales percentage change(d)	(6.2)%	(3.1)%	(4.4)%	(1.6)%
Average weekly domestic unit sales (in thousands)	$42.9	$45.7	$46.3	$48.4
Company
Sales percentage change(c)(g)	(22.7)%	(9.3)%	(23.9)%	(2.3)%
Same-store sales percentage change(d)	(7.6)%	(3.1)%	(5.1)%	(0.6)%
Average weekly domestic unit sales (in thousands)	$39.0	$41.9	$41.9	$44.3

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)
IHOP Restaurant Data
Effective restaurants(a)
Franchise	1,251	1,190	1,237	1,183
Company	11	10	11	10
Area license	162	157	160	157
Total	1,424	1,357	1,408	1,350
System-wide(b)
Sales percentage change(c)	3.8%	3.8%	4.3%	6.1%
Domestic same-store sales percentage change(d)	(1.1)%	0.2%	0.2%	2.2%
Franchise(b)(e)
Sales percentage change(c)	4.2%	4.3%	4.8%	6.7%
Same-store sales percentage change(d)	(1.1)%	0.3%	0.1%	2.2%
Average weekly unit sales (in thousands)	$35.1	$35.4	$35.6	$35.5
Company(f)	n.m.	n.m.	n.m.	n.m.
Area License(h)
Sales percentage change(c)	(0.7)%	0.7%	(0.4)%	2.1%

(a)             “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP and Applebee’s systems, which includes restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)            “System-wide sales” are retail sales at IHOP and Applebee’s restaurants operated by franchisees and IHOP restaurants operated by area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants.  Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(c)             “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)            “Same-store sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the prior fiscal period, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants open throughout both fiscal periods being compared will be different from period to period. Same-store sales percentage change does not include data on IHOP restaurants located in Florida.

(e)             IHOP franchise restaurant sales were $570.9 million and $547.7 million for the three months ended September 30, 2009 and 2008, respectively, and $1,717.2 million and $1,638.1 million for the nine months ended September 30, 2009 and 2008, respectively.  Applebee’s franchise restaurant sales were $818.7 million and $827.3 million for the three months ended September 30, 2009 and 2008, respectively, and $2,645.0 million and $2,584.9 million for the nine months ended September 30, 2009 and 2008, respectively.

(f)               Sales percentage change and same-store sales percentage change for IHOP company-operated restaurants are not meaningful due to the relatively small number and test-market nature of the restaurants, along with the periodic inclusion of restaurants reacquired from franchisees that are temporarily operated by the Company.

(g)            The sales percentage change for Applebee’s franchise and company-operated restaurants is impacted by the franchising of 103 company-operated restaurants during 2008 and five company-operated restaurants in 2009.

(h)            Sales at IHOP area license restaurants were $51.6 million and $52.0 million for the three months ended September 30, 2009 and 2008, respectively, and $162.6 million and $163.3 million for the nine months ended September 30, 2009 and 2008, respectively.

DINEEQUITY, INC. AND SUBSIDIARIES

RESTAURANT DATA

The following table summarizes our restaurant development activity:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)
Applebee’s Restaurant Development Activity
Beginning of period	1,992	1,993	2,004	1,976
New openings
Company-developed	—	—	—	1
Franchise-developed	13	7	23	34
Total new openings	13	7	23	35
Closings
Company	—	—	—	(3)
Franchise	(3)	(3)	(25)	(11)
End of period	2,002	1,997	2,002	1,997
Summary-end of period
Franchise	1,603	1,517	1,603	1,517
Company	399	480	399	480
Total	2,002	1,997	2,002	1,997

IHOP Restaurant Development Activity
Beginning of period	1,421	1,361	1,396	1,344
New openings
Company-developed	—	—	—	—
Franchise-developed	12	18	43	43
Area license	1	1	4	2
Total new openings	13	19	47	45
Closings
Company	—	—	—	(1)
Franchise	(1)	(5)	(8)	(11)
Area license	—	—	(2)	(2)
End of period	1,433	1,375	1,433	1,375
Summary-end of period
Franchise	1,260	1,205	1,260	1,205
Company	11	13	11	13
Area license	162	157	162	157
Total	1,433	1,375	1,433	1,375